AMENDMENT NO. 1

TO INVESTMENT ADVISORY AGREEMENT

(Thrivent ETF Trust)

Thrivent ETF Trust (the “Trust”) and Thrivent Asset Management, LLC (the “Adviser”) hereby agree that the Investment Advisory Agreement dated August 30, 2022, as may be amended from time to time, between the Trust and the Adviser (the “Agreement”) is hereby amended this 29th day of January, 2025, to reflect the following changes: (i) Thrivent Small-Mid Cap ESG ETF is hereby changed to Thrivent Small-Mid Cap Equity ETF effective January 31, 2025, and (ii) Thrivent Core Plus Bond ETF and Thrivent Ultra Short Bond ETF shall each be deemed a “Fund” under the terms of the Agreement effective February 19, 2025. A revised Exhibit A is attached hereto.

THRIVENT ETF TRUST

By:	/s/ Michael W. Kremenak

Michael W. Kremenak
President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Jeffrey D. Cloutier

Jeffrey D. Cloutier
Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

TO

THRIVENT ETF TRUST INVESTMENT ADVISORY AGREEMENT

Dated August 30, 2022

1.	Thrivent Small-Mid Cap Equity ETF (name change effective January 31, 2025)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent ETF Trust’s Investment Advisory Agreement, shall be at an annual rate of 0.65% of average daily net assets.

2.	Thrivent Core Plus Bond ETF (effective February 19, 2025)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent ETF Trust’s Investment Advisory Agreement, shall be at an annual rate of 0.39% of average daily net assets.

3.	Thrivent Ultra Short Bond ETF (effective February 19, 2025)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent ETF Trust’s Investment Advisory Agreement, shall be at an annual rate of 0.20% of average daily net assets.